EARNINGS RELEASE
SI FINANCIAL GROUP, INC. REPORTS RESULTS FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2015

Willimantic, Connecticut — February 24, 2016. SI Financial Group, Inc. (the “Company”) (NASDAQ Global Market: SIFI), the holding company for Savings Institute Bank and Trust Company (the “Bank”), reported net income of $1.4 million, or $0.12 diluted earnings per share, for the quarter ended December 31, 2015 versus $1.4 million, or $0.11 diluted earnings per share, for the quarter ended December 31, 2014. The Company reported net income of $4.3 million, or $0.36 diluted earnings per share, for the year ended December 31, 2015 compared to $4.4 million, or $0.36 diluted earnings per share, for the year ended December 31, 2014.

Net interest income increased $272,000 to $10.3 million and decreased $53,000 to $39.2 million for the quarter and year ended December 31, 2015, respectively, compared to the same periods in 2014. Net interest income increased for both the quarter and year ended December 31, 2015 due to an increase in the average balance of loans, offset by an increase in the average balance of borrowings and deposits and lower yields on loans versus the comparable periods in 2014.

The provision for loan losses increased $453,000 and $970,000 for the quarter and year ended December 31, 2015, respectively, compared to the same periods in 2014, primarily due to increases in nonperforming loans and commercial loans outstanding, which carry a higher degree of risk than other loans held in the loan portfolio. At December 31, 2015, nonperforming loans totaled $6.6 million, compared to $5.0 million at December 31, 2014. The increase was primarily due to increases in nonperforming multi-family and commercial mortgage loans of $1.3 million and residential mortgage loans of $727,000. Net loan charge-offs were $181,000 and $443,000 for the quarter and year ended December 31, 2015, respectively, consisting primarily of multi-family and commercial mortgage loan charge-offs. Net loan charge-offs were $166,000 and $658,000 for the quarter and year ended December 31, 2014, respectively.

Noninterest income increased $142,000 to $2.6 million and $155,000 to $10.3 million for the quarter and year ended December 31, 2015, respectively, versus the comparable periods in the prior year. Mortgage banking activities increased $166,000 and $186,000 for the quarter and year ended December 31, 2015, respectively, due to a higher volume of residential mortgage loan sales. Other noninterest income decreased $108,000 for the quarter ended December 31, 2015 primarily due to a $101,000 distribution from our investment in a small business investment company during the quarter ended December 31, 2014. Other noninterest income increased $114,000 for the year ended December 31, 2015 primarily due to an increase in rental income from renting additional office space on the second floor of our Newport branch. Services fees decreased $12,000 and $238,000 for the quarter and year ended December 31, 2015, respectively, compared to the same periods in 2014, predominately due to lower overdraft privilege fees.

Noninterest expenses decreased $238,000 and $921,000 for the quarter and year ended December 31, 2015, respectively, compared to the same periods in 2014. Other noninterest expenses decreased $414,000 for the year ended December 31, 2015 compared to the year ended December 31, 2014 as a result of fraudulent debit card transactions of $412,000 and prepayment penalties totaling $110,000 for the early extinguishment of certain Federal Home Loan Bank borrowings recognized in 2014. Decreased occupancy and equipment expense of $123,000 and $315,000 for the quarter and year ended December 31, 2015, respectively, versus comparable periods in 2014, was in large part a result of reconfiguring and optimizing telephone and data services. The Bank's conversion to a state-chartered financial institution effective in December 2014 contributed to a decrease of $14,000 and $219,000 in the regulatory assessment for the quarter and year ended December 31, 2015, respectively, compared to the same periods in 2014.
Total assets increased $131.3 million, or 9.7%, to $1.48 billion at December 31, 2015, principally due to increases of $120.5 million in net loans receivable, $3.6 million in Federal Reserve Bank stock, $2.5 million in Federal Home Loan Bank stock and $2.1 million in available for sale securities. The higher balance of net loans receivable reflects increases in multi-family and commercial mortgage loans of $87.0 million, SBA and USDA guaranteed loans of $26.8 million and time share loans of $9.5 million, offset by a decrease in residential mortgage loans of $13.1 million. Commercial mortgage, residential mortgage and commercial business loan originations increased $53.1 million, $33.8 million and $17.0 million, respectively, during 2015, offset by a decrease of $5.4 million in consumer loans.

Total liabilities increased $134.7 million, or 11.3%, at December 31, 2015. The increase in total liabilities included an increase in borrowings of $86.3 million from $148.3 million at December 31, 2014 to $234.6 million at December 31, 2015, which were used to fund increased commercial lending, including the $52.3 million purchase of SBA guaranteed loans in April 2015. Deposits increased $47.3 million, or 4.7%, during 2015. Contributing to higher deposits were increases in NOW and money markets of $23.6 million, noninterest bearing demand deposits of $17.8 million and certificates of deposit of $16.9 million, offset by a decrease of $11.4 million in savings accounts. Deposit growth remained strong due to continued marketing and promotional initiatives and competitively-priced deposit products.

Total shareholders’ equity decreased $3.4 million from $157.7 million at December 31, 2014 to $154.3 million at December 31, 2015. The decrease in shareholders' equity was attributable to the repurchase of common shares totaling $10.3 million and dividends of $1.9 million, offset by income of $4.3 million and stock options exercised of $3.3 million. At December 31, 2015, the Bank’s regulatory capital exceeded the amounts required for it to be considered “well-capitalized” under applicable regulatory capital guidelines.

“Notwithstanding the continued slow pace of economic expansion in our market area, increased competition and a low interest rate environment, we are pleased to report a strong quarter and year of loan growth, particularly commercial real estate and business loans, and deposit growth, especially transaction accounts.   This, coupled with decreased noninterest expenses in 2015, creates a solid base from which we look for continued improved performance," commented Rheo A. Brouillard, President and Chief Executive Officer.

SI Financial Group, Inc. is the holding company for Savings Institute Bank and Trust Company. Established in 1842, Savings Institute Bank and Trust Company is a community-oriented financial institution headquartered in Willimantic, Connecticut. Through its twenty-five branch locations, the Bank offers a full-range of financial services to individuals, businesses and municipalities within its market area.

Forward-Looking Statements
This release contains “forward-looking statements” that are based on assumptions and may describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by the use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, regional and national economic conditions, legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the ability to successfully integrate the operations of the former Newport Bancorp, Inc., the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, changes in the real estate market values in the Company’s market area and changes in relevant accounting principles and guidelines. For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company’s Annual Report on Form

10-K for the year ended December 31, 2014, including the section entitled “Risk Factors,” and subsequent Quarterly Reports on Form 10-Q filed with the SEC. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

SELECTED FINANCIAL CONDITION DATA:

	December 31,	December 31,
(Dollars in Thousands / Unaudited)	2015	2014

ASSETS
Noninterest-bearing cash and due from banks	$14,373	$18,965
Interest-bearing cash and cash equivalents	26,405	20,286
Securities	191,627	183,373
Loans held for sale	1,804	747
Loans receivable, net	1,165,372	1,044,864
Bank-owned life insurance	21,924	21,306
Premises and equipment, net	21,188	21,711
Intangible assets	18,096	18,697
Deferred tax asset	8,961	8,048
Other real estate owned, net	1,088	1,271
Other assets	10,996	11,265

Total assets	$1,481,834	$1,350,533

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits	$1,058,017	$1,010,713
Borrowings	242,843	156,525
Other liabilities	26,644	25,556
Total liabilities	1,327,504	1,192,794

Shareholders' equity	154,330	157,739

Total liabilities and shareholders' equity	$1,481,834	$1,350,533

SELECTED OPERATING DATA:

	Three Months Ended		Years Ended
	December 31,		December 31,
(Dollars in Thousands / Unaudited)	2015	2014	2015	2014

Interest and dividend income	$12,649	$12,039	$48,126	$47,521
Interest expense	2,376	2,038	8,901	8,243
Net interest income	10,273	10,001	39,225	39,278

Provision for loan losses	797	344	2,509	1,539
Net interest income after provision for loan losses	9,476	9,657	36,716	37,739

Noninterest income	2,628	2,486	10,321	10,166
Noninterest expenses	9,973	10,211	40,585	41,506
Income before income taxes	2,131	1,932	6,452	6,399

Income tax provision	683	541	2,104	1,988
Net income	$1,448	$1,391	$4,348	$4,411

SELECTED OPERATING DATA - Concluded:

	Three Months Ended		Years Ended
	December 31,		December 31,
(Unaudited)	2015	2014	2015	2014

Earnings per share:
Basic	$0.12	$0.11	$0.36	$0.36
Diluted	$0.12	$0.11	$0.36	$0.36

Weighted average shares outstanding:
Basic	11,797,410	12,274,489	11,976,291	12,313,549
Diluted	11,830,737	12,322,115	12,005,987	12,347,129

SELECTED FINANCIAL RATIOS:

	At or For the		At or For the
	Three Months Ended		Years Ended
	December 31,		December 31,
(Dollars in Thousands, Except Per Share Data / Unaudited)	2015	2014	2015	2014

Selected Performance Ratios:
Return on average assets (1)	0.39%	0.41%	0.31%	0.33%
Return on average equity (1)	3.69	3.49	2.79	2.82
Interest rate spread	2.83	2.99	2.82	2.97
Net interest margin	2.98	3.14	2.97	3.11
Efficiency ratio (2)	77.30	81.77	82.16	84.05

Asset Quality Ratios:
Allowance for loan losses			$9,863	$7,797
Allowance for loan losses as a percent of total loans (3)			0.84%	0.74%
Allowance for loan losses as a percent of nonperforming loans			149.83%	155.88%
Nonperforming loans			$6,583	$5,002
Nonperforming loans as a percent of total loans (3)			0.56%	0.48%
Nonperforming assets (4)			$7,671	$6,273
Nonperforming assets as a percent of total assets			0.52%	0.46%

Per Share Data:
Book value per share			$12.63	$12.35
Less: Intangible assets per share (5)			(1.48)	(1.46)
Tangible book value per share (5)			11.15	10.89
Dividends per share			0.16	0.12

(1) Quarterly ratios have been annualized.
(2) Represents noninterest expenses divided by the sum of net interest and noninterest income, less any realized gains or losses on the sale of securities and other-than-temporary impairment losses on securities.

(3) Total loans exclude deferred fees and costs.
(4) Nonperforming assets consist of nonperforming loans and other real estate owned.
(5) Tangible book value per share equals book value per share less the effect of intangible assets, which consisted of goodwill and other intangibles of $18.1 million and $18.7 million at December 31, 2015 and 2014, respectively.

CONTACT:
Catherine Pomerleau, Executive Assistant/Investor Relations Administrator
Email: investorrelations@banksi.com
(860) 456-6514